EX. 77.C

For period ended 9-30-01
File Number 811-4767


The following matters were submitted to a vote of securities holders at a special meeting of shareholders of the Heritage Income-Growth Trust ("Fund") on June 22, 2001 to consider the following proposals:

(1) Approval of a Subadvisory Agreement between Heritage and Thornburg Investment Management, Inc. with respect to the Fund: 1,934,709 shares were voted in favor of, 64,419 shares were voted against, and 107,942 abstained from voting on the motion to approve the Investment Subadvisory Agreement between Heritage Asset Management, Inc. and Thornburg Investment Management, Inc.

(2) Approval of a modified investment objective of long-term capital appreciation and, secondarily, current income: 1,613,016 shares were voted in favor of, 68,907 shares were voted against, and 425,147 abstained from voting on the motion to approve the modified investment objective of long-term capital appreciation and, secondarily, current income for the Fund.

(3)(a) Approval of the proposal to change the Fund's fundamental policy on diversification: 1,610,694 shares were voted in favor of, 73,095 shares were voted against, and 423,281 abstained from voting on the motion to approve the proposal to change the Fund's fundamental policy on diversification.

(3)(b) Approval of the proposal to eliminate the Fund's fundamental policy on restricted securities: 1,579,338 shares were voted in favor of, 96,893 shares were voted against, and 430,839 abstained from voting on the motion to approve the proposal to eliminate the Fund's fundamental policy on restricted securities.

(3)(c) Approval of the proposal to eliminate the Fund's fundamental policy on investing in issuers whose securities are owned by officers and Trustees of the Fund: 1,579,338 shares were voted in favor of, 96,893 shares were voted against, and 430,839 abstained from voting on the motion to approve the proposal to eliminate the Fund's fundamental policy on investing in issuers whose securities are owned by officers and Trustees of the Fund.

(3)(d) Approval of the proposal to eliminate the Fund's fundamental policy on repurchase agreements: 1,558,522 shares were voted in favor of, 124,613 shares were voted against, and 423,935 abstained from voting on the motion to approve the proposal to eliminate the Fund's fundamental policy on repurchase agreements.

(4) Approval of a proposal to permit Heritage to hire subadvisers or modify subadvisory agreements without shareholder approval: 1,564,209 shares were voted in favor of, 104,381 shares were voted against, and 438,480 abstained from voting on the motion to approve the proposal to permit Heritage to hire subadvisers or modify subadvisory agreements without shareholder approval.